Exhibit 23.2

April 9, 2004

I hereby consent to the incorporation of my report dated March 29, 2003, relating to the financial statements of Kubla Khan, Inc. included in its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2002 in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ Randy Simpson

Randy Simpson CPA, PC